Exhibit 10.14

                                  RAGAN & RAGAN
                           A PROFESSIONAL CORPORATION
                               COUNSELLORS AT LAW
                               3100 ROUTE 138 WEST
                           BRINLEY PLAZA, BUILDING ONE
                             WALL, NEW JERSEY 07719
W. PETER RAGAN                  WWW.RAGANLAW.COM         TELEPHONE: 732-280-4100
W. PETER RAGAN, JR.>                                     FACSIMILE: 732-280-4112
GEORGE E. VEITENGRUBER, III

     >  NJ & NY BARS



                       RETAINER AGREEMENT - LEGAL SERVICES
                       -----------------------------------

         THIS AGREEMENT, dated January 1, 2005, is made BETWEEN the Client, VOM, LLC, 48 So. Franklin Tpk., Ramsey, N.J. 07446 (a wholly owned subsidiary of Velocity Asset Management, Inc.) and RAGAN & RAGAN, P.C., whose address is 3100 Route 138 West, Brinley Plaza, Building One, Wall, NJ 07719 hereinafter referred to as the "Law Firm".

1. Legal Services to be Provided, Term and Renewal. You agree that the Law Firm will represent you in the following matters: certain foreclosures of New Jersey real property Tax Sale Certificates held by the client for the term January 1, 2005 through January 1, 2006. This Agreement shall renew for an additional year on each first of January hereafter on the same terns and conditions contained herein, unless terminated by the client prior thereto. This agreement supercedes and replaces any and all prior written or oral legal fee agreements between the parties hereto. The legal work includes all necessary research; investigation; correspondence; preparation and drafting of the complaint and other pleadings; making or receiving telephone calls; conferring with Client or other counsel, and other persons; reading, drafting and responding to correspondence and other documents; doing legal research; preparing memoranda and reading and reviewing file materials, conduct of sheriff's foreclosure sale, acquisition of title, and related work to properly represent you in this matter.

2. Additional Legal Services. If you need any other services which may or may not be related to the above matter, you and the Law Firm may make a new agreement to provide the other services.

3. Legal Fees. The Law Firm cannot predict or guarantee what your final bill will be. This will depend on the amount of time spent on your case and the amount of other expenses.

         A. Initial Payment. The Law Firm will begin work on your case upon receipt of $ ZERO. This sum will be used to pay your fees and expenses according to this Agreement. The retainer shall be applied against costs and legal services, as described below, performed by the Firm. If the charges for services and costs exceed the retainer, the Firm may ask for additional retainers. The Client agrees to provide the additional retainer(s) within seven (7) days of the date of request. At the Firm's option, the Firm may elect to bill the Client periodically after the retainer is exhausted, and the Client agrees to pay such bills in full within seven (7) days of their date. The Client shall be charged interest at the rate of 1 1/2% per month on the unpaid balance beginning thirty
                  (30) days from the date the bill is rendered. If the Client has any objections or questions regarding any interim billing for charges made against a retainer bill or for charges after a retainer is exhausted, the Client agrees to raise any such objections or questions within ten (10) days of receipt of the interim bill.

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         B.       Minimum Fee. You agree to pay a minimum fee of $ 1,500.00 per each foreclosure of a Tax Sale Certificate for legal services regardless of the amount of time actually spent on this case. $250.00 shall be paid upon referral of the Tax Certificate to the Law Firm for the purpose of foreclosure, $250.00 upon the Law Firm filing of the foreclosure complaint, $500.00 upon entry of default upon all defendants, and $500.00 upon entry of final judgment in foreclosure.

         C. Hourly Rate. You agree to pay the Law Firm for legal services at the following hourly rate where it is determined by the Law Firm in it's sole discretion that the matter is not a routine default foreclosure :

                  (1)      W. Peter Ragan, Esq.               $225.00
                  (2)      W. Peter Ragan, Jr., Esq.          $200.00
                  (3)      Associate                          $150.00
                  (4)      Paralegal                          $ 75.00

                  The firm reserves the right to adjust the hourly fee after notifying the Client. Included in the hourly charges are internal out-of-pocket costs including, but not limited to, ordinary and necessary photocopies, telecopies and long distance telephone calls. Extraordinary photocopying or telecopying expenses, such as expenses related to copying documents pursuant to a Response to the Request for Production and Copying of Documents, shall be billed to the Client directly.

         D. All Services Will Be Billed. You will be billed at the hourly rates set forth in paragraph 3C (if not routine default foreclosure and billed under para. B.) for all services rendered. This includes telephone calls (minimum charge of 1/10 of an hour), dictating and reviewing letters, travel time to and from meetings and the Court, legal research, negotiations and any other service relating to this matter. All bills will be presented to Client on a monthly basis.

         E. Additional Fee on Acquisition of Real Property In the event the Law Firm's efforts in foreclosure result in the Client's acquisition of title to real estate the Law Firm shall be entitled to a fee in addition to that referred to in paragraphs B. and C. above in an amount equal to 15% of the net (i.e. after return of funds advanced, interest, costs, etc.) realized from and payable at the time of sale of the real property to an arms length third party transferee.

4. Costs and Expenses. In addition to legal fees, you must pay the following costs and expenses: Experts' fees, court costs, accountants' fees, appraisers' fees, service fees, investigator fees, Lexis-Nexis Legal Library costs (see para. 5 below), deposition costs, messenger services, photocopying charges, telephone toll calls, postage and any other necessary expenses in this matter. The Firm agrees to obtain the Client's prior approval before incurring any disbursement in excess of Five Hundred ($500) Dollars, except with regard to the expenses of noticed depositions. The Law Firm may require that these expenses be paid in advance. All expert(s) will be hired by you so that you are solely responsible for their fees. The Firm hereby acknowledges that $ ZERO Dollars of the aforementioned retainer is on deposit for out-of-pocket expenses such as those enumerated above. Out-of-pocket expenses shall be debited against the cost deposited and turned over to the Law Firm. The Law Firm may require the Client to maintain a cost account balance in the above amount at all times. In the event Client fails to do so at the Law Firm's request, the Law Firm is not obligated to render any further legal services so long as a deficiency exists. Any amount remaining, of this deposit for expenses, after the conclusion of the matter, shall be refunded to the Client except that any balance on hand for miscellaneous expenses shall be turned over to the Law Firm as and for miscellaneous expenses.

5. Legal Research. The Law Firm conducts it's legal research on the client's behalf through on-line access to the Lexis-Nexis Legal Library. The Law Firm will charge the client a $25.00 Library Access Fee each time it accesses the Lexis Legal Library on Client's behalf,

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         with regard to New Jersey legal authorities. In the event it is necessary in the Firm's representation of the client, in it's discretion, to utilize Lexis-Nexis to verify the legal issue in question using Shepard's Citation Service or research outside New Jersey authorities, the Lexis on-line charges (presently $4.50/min.) shall be billed to the client as an additional cost. No cost in this regard shall be incurred beyond $100.00 without the client's written permission.

6. Bills - Payment - Debit against Trust Funds. The Law Firm will send you itemized bills for time to time and each month for which there is an outstanding balance of $100.00 or more. Payment is due within ten (10) days of the date of billing subject to the provision of 3(A). You will be charged interest at a yearly rate of 18% (1.5% per month) on any remaining balance not paid within thirty (30) days from the date of the bill. The Law Firm is hereby authorized by you to debit and turn over to the Law Firm, on account of outstanding legal fees or costs due, any of the client's funds which may be then held in the Law Firm's Trust account on client's behalf. All interim bills are subject to final audit correction and billing at the conclusion of the matter. The Firm shall not at any time be required to continue to represent the Client unless all of the Firm's prior bills and requests for retainers and costs deposits have been paid when due. In addition, the Firm shall not be required to represent the Client at trial unless the Client has paid to the Firm any further retainer to cover the reasonably expected fees and expenses of trial required by the Firm under the provisions of this Agreement. Further, the Firm retains the right to decline representation of the Client on appeal and may so terminate representation, or, may request further retainers to cover the reasonably expected fees and expenses of appeal. In the event a check received for payment on account should be returned by the bank as "uncollected", a processing fee of $50 will be charged by the Law Firm for the bookkeeping activity involved. In the event it is necessary to institute a law suit for the collection of the fee, you agree that liquidated attorney's fees in an amount of 30% of the outstanding account balance should be added to the amount due, or, may be awarded by any court, in its discretion.

7. Your Responsibility. You must fully cooperate with the Law Firm and provide all information relevant to the issues involved in this matter. You must also pay all bills as required by this Agreement. If you do not comply with these requirements, the Law Firm may ask the Court for permission to withdraw from representing you. The Law Firm will also withdraw at your request.

8. No Guarantee. The Law Firm agrees to provide conscientious, competent and diligent services and at all times will seek to achieve solutions which are just and reasonable for you. However, because of the uncertainty of legal proceedings, the interpretation and changes in the law and many unknown factors, attorneys cannot and no not warrant, predict or guarantee results or the final outcome of any case.

9. Attorney. W. Peter Ragan, Sr., Esq. shall be principally responsible for the Client's representation. In addition, other members of the Firm may act on the Client's behalf from time to time in connection with the Firm's representation, and the Firm shall use its discretion in selecting those members.

10. Entire Understanding. The foregoing represents the entire agreement between the Firm and Client. By signing below, the Client acknowledges that he or she has carefully read this Agreement, understands its contents, and agrees to be bound by all of its terms and conditions; that the Firm has made no representation to the Client as to the likelihood of the outcome of any proceeding now pending or to be brought by or against the Client, and that the Client believes this Agreement to be fair and reasonable.

11. Right to Consultation and Acknowledgement of Receipt of Copy. The Client understands that he or she has the right to consult with another lawyer in connection with any of the terms of this Agreement prior to signing it. Client acknowledges receipt of a copy of this Agreement.

12. Resolution of Disputes. Any claim by the Firm for unpaid fees and expenses, and any defenses or counterclaims to such a claim, whether

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         based on a claim of inadequate representation, malpractice, or any other ground, shall be resolved exclusively through arbitration. In other words, there will be no jury trial or non-jury court proceeding to resolve any dispute between the Client and the Firm (the "Parties"); rather, any such dispute will be resolved by the parties or through binding non-court arbitration proceedings. For purposes of resolving fee disputes, the Parties agree to have the matter resolved by arbitration in accordance with its rules. The award of the arbiters shall be final, binding and conclusive on the Parties, and the Parties agree to sign all appropriate documents necessary to make such proceedings final, binding and conclusive as required by the arbitrator. The arbitration contemplated by the above paragraph shall be in accordance with New Jersey Court R.1:20A-1 @ seq., before the District Fee Arbitration Committee established by the New Jersey Supreme Court. The Law Firm shall give the Client notice and the opportunity to pursue such fee arbitration. In the event the Client fails or refuses to initiate the arbitration, then the Law Firm shall, notwithstanding any of the provisions of the above paragraph, be free to initiate a civil action on account of any monies due under this agreement.

13. Signatures. You and the Law Firm have read and agree to this Agreement. The Law Firm has answered all of your questions and fully explained this Agreement to your complete satisfaction. You have been given a copy of this Agreement. Fax signatures shall be considered as originals for all legal purposes.


    RAGAN & RAGAN, P.C.                  VOM, LLC


By: /s/ W. PETER RAGAN, JR.          By: /s/ JAMES J. MASTRIANI
    ------------------------------       ---------------------------------------
    W. Peter Ragan, Jr., Esq.            James J. Mastriani, Esq. Vice President
                                         and as CFO & CLO of Velocity Asset
                                         Management, Inc.

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